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                                                                EXHIBIT 10.50


                              EMPLOYMENT AGREEMENT



               AGREEMENT made as of the 16th day of June, 1997 by and between WHG RESORTS & CASINOS INC., a Delaware corporation (the "Company"), with its principal place of business at c/o El San Juan Hotel & Casino, 6063 East Isla Verde Avenue, Carolina, Puerto Rico 00979 and BARBARA M. NORMAN ("Executive") residing at Galaxy Condominium #1204, 3205 Isla Verde Avenue, Carolina, Puerto Rico 00979.


                             W I T N E S S E T H :

               WHEREAS, the Company and Executive desire to enter into an employment agreement on the terms and subject to the conditions hereinafter set forth.

               NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties hereto agree as follows:

               1.  DUTIES.

                        1.1. The Company hereby employs Executive as an executive of the Company to perform services as Vice President, Secretary and General Counsel and the duties associated therewith, subject to the control and direction of the Company's Board of Directors or the Chairman of the Board and Chief Executive Officer of the Company.

                        1.2. Executive hereby accepts such employment. Throughout the period of her employment by the Company, Executive will devote such time, attention, knowledge and skills, faithfully, diligently and to the best of her judgment and ability as is reasonably necessary for the performance of her duties under Section 1.1 hereof and in furtherance of the business of the Company and will observe and carry out such rules, regulations, policies, directions and restrictions as the Company shall from time to time establish. It is expected that Executive will be required to render services during normal business hours and do such traveling as may be reasonably required in the performance of her duties hereunder. At the Company's request, Executive shall serve as an officer or director of any affiliate of the Company without additional compensation.

               2. TERM OF EMPLOYMENT. Executive shall be employed under this agreement for an initial term commencing on June 16, 1997 and ending December 31, 1998.

               3. BASE SALARY. As base compensation for the performance by Executive of her obligations under Section 1 hereof, the Company shall pay Executive a base salary at the rate of



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not less than $175,000 per year, payable in accordance with the Company's customary payroll practices for senior executives.

               4. ADDITIONAL BENEFITS. In addition to her base salary, Executive shall be entitled to the following benefits:

                                (i)  Executive shall be entitled to participate
in bonus and incentive plans, including stock option plans, generally available to senior executives of the Company which may be in effect from time to time during the period of her employment hereunder. The Company shall be under no obligation to institute or continue the existence of any such plans.

                                (ii)  Executive shall be entitled to
participate, to the extent she is eligible under the terms and conditions thereof, in any health and life insurance plans generally available to the executives of the Company which may be in effect from time to time during the period of her employment hereunder. The Company shall be under no obligation to institute or continue the existence of any such plans.

                                (iii)  The Company shall reimburse Executive
for reasonable and necessary expenses incurred by her in connection with the business of the Company, including, but not limited to, such items as entertainment, travel and lodging, gifts and similar items as shall be deemed necessary and commensurate with her position as Vice President, Secretary and General Counsel in accordance with the reimbursement policy followed by the Company with respect to its executives. Executive will present receipts or vouchers for any requested reimbursements in accordance with the Company's policies.

                                (iv)  Executive shall be entitled to paid
vacation each year during the period of her employment hereunder in accordance with the Company's customary practices, such vacations to be taken at times mutually agreeable to Executive and the Board of Directors of the Company.

               5.       TERMINATION BENEFITS.

                        5.1. If (A) the Company terminates Executive's employment in violation of this Agreement or otherwise breaches its obligations to Executive under this Agreement; (B) the Company is deemed to terminate Executive's employment in violation of this Agreement, as provided in Section 5.3, and Executive gives the written notice to the Company provided for in such Section; or (C) at any time during the term of this Agreement individuals who presently constitute the Board of Directors of the Company, or who have been recommended for election to the Board by two-thirds of the Board consisting of individuals who are either presently on the Board or such recommended successors (such present directors or recommended directors being hereafter referred to as "Acceptable Directors"), cease for any reason to constitute at least a majority of such Board, and Executive gives the written notice to the Company provided for in Section 5.4 hereof; then, upon the happening of any such events, (i) the Company shall pay to







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Executive within fifteen (15) days after such termination or breach (as severance pay and liquidated damages, in lieu of any other rights or remedies which might otherwise be available to her under this Agreement, and without mitigation of any kind or amount, whether or not Executive shall seek or accept other employment), a lump sum payment equal in amount to the aggregate base salary which would have been payable to Executive pursuant to Section 3 of this Agreement during the remaining term hereof (for purposes of this Section 5.1, the rate of Executive's base salary shall be deemed to be Executive's base salary at the highest annual rate in effect during the one-year period immediately preceding termination or breach); and (ii) Executive shall have the right, exercisable within thirty (30) days after such termination or breach to sell to the Company any or all options held by Executive to purchase the Company common stock and options to purchase the securities of any other company at least 20% of the voting securities of which are owned by the Company ("Related Company") at a price per share equal to the amount by which (i) the average closing price of the Company common stock or the securities of such Related Company, as the case may be, on the New York Stock Exchange (or other applicable trading market if not listed on the New York Stock Exchange) during the thirty-day period immediately preceding the date on which she notifies the Company of her election to sell such options plus the fair market value per share of other securities or assets which Executive would be entitled to receive upon exercise of such options exceeds (ii) the option exercise price for each such share. All options not yet fully exercisable shall be deemed fully exercisable for purposes of the foregoing computation. Such payments shall be made by the Company within fifteen (15) days after Executive has notified the Company of the exercise of her right to sell such options and shall not require any further authorization or approval of the Board of Directors of the Company. In addition to the foregoing, the obligations of the Company to pay for the benefits provided in Section 4 hereof shall remain in full force and effect. Additionally, in the event Executive's employment terminates pursuant to this Section 5.1, then the Company shall (i) reimburse Executive for all reasonable costs and expenses for relocating her personal belongings to the New York area up to a maximum of $10,000 and (ii) either (a) pay Executive for any financial loss she may suffer as a result of the sale within three (3) months following the termination of her employment of her Galaxy Condominium #1204, located at the address set forth above (the "Condominium"), which loss shall be equal to the difference between her purchase price including closing costs for the Condominium of $275,202 (the "Purchase Price") and the net proceeds of the sale of the Condominium by Executive after payment of closing costs and brokerage commissions up to a maximum loss of $25,000 or (b) if Executive is unable to sell the Condominium for a period of 3 months after such termination, purchase the Condominium from Executive for a price equal to the Purchase Price.

                        5.2. If it shall be determined that any amount payable by the Company under this Section 5 to or for the benefit of Executive (a "Base Payment") would be subject to the excise tax (the "Excise Tax") imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), then Executive shall be entitled to receive an additional payment (the "Gross-Up Payment") in an amount such that the net amount retained by Executive, after the calculation and deduction of any Excise Tax on the Base Payment and any federal, state and local








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income taxes and Excise Tax on the Gross-Up Payment, shall be equal to the Base
Payment. In determining this amount, the amount of the Gross- Up Payment attributable to federal income taxes shall be reduced by the maximum reduction in federal income taxes that could be obtained by the deduction of the portion of the Gross-Up Payment attributable to state and local income taxes. Finally, the Gross-Up Payment shall be reduced by income or Excise Tax withholding payments made by the Company to any federal, state or local taxing authority with respect to the Gross-Up Payment that was not deducted from compensation payable to Executive. All determinations required to be made under this Section, including whether and when a Gross-Up Payment is required, the amount of such Gross-Up Payment, and the assumptions to be utilized in arriving at such determination, except as specified above, shall be made by the Company's independent auditors (the "Accounting Firm"), which shall provide detailed supporting calculations both to the Company and Executive within fifteen (15) business days after the receipt of notice from Executive that there should be a Gross-Up Payment. The determination of tax liability made by the Accounting Firm shall be subject to review by Executive's tax advisor, and, if Executive's tax advisor does not agree with the determination reached by the Accounting Firm, then the Accounting Firm and Executive's tax advisor shall jointly designate a nationally recognized public accounting firm, which shall make the determination. All fees and expenses of the accountants and tax advisors retained by either Executive or the Company shall be borne by the Company. Any Gross-Up Payment shall be paid by the Company to Executive within five (5) days after the receipt of the determination. Any determination by a jointly designated public accounting firm shall be binding upon the Company and Executive.

                        5.3. The Company shall be deemed to have terminated Executive's employment in violation of this Agreement for all purposes hereunder, if, among other things, without her prior written consent,

                                5.3.1.   Executive is placed in any position of
lesser stature than that of Vice President, Secretary and General Counsel of the Company; is assigned duties inconsistent with such position or duties which, if performed, would result in a significant change in the nature or scope of powers, authority, functions or duties inherent in such position on the date hereof; is assigned performance requirements or working conditions which are at variance with the performance requirements and working conditions in effect on the date hereof; or is accorded treatment on a general basis which is in derogation of her status as Vice President, Secretary and General Counsel;

                                5.3.2.   Executive ceases to serve as a member
of the Board of Directors of the Company;

                                5.3.3.   The Company discontinues or reduces
(from the highest level in effect during the term of this Agreement) the amount of base salary payable to Executive pursuant to this Agreement; or









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                                5.3.4.   The Company discontinues or reduces
(from the level in effect on the date hereof) the perquisites or fringe benefits inherent in Executive's position on the date hereof;

and Executive gives written notice of her election to deem such act to constitute termination, in which event termination pursuant to this Section 5.3, shall be deemed to have occurred upon the date of the giving of such notice.

                        5.4. In the event of a change in the constitution of the Board of Directors of the Company such that it does not include a majority of Acceptable Directors as provided in clause (C) of Section 5.1 hereof, and in the further event that at any time thereafter, Executive gives written notice of the election to terminate this Agreement, termination pursuant to this
Section 5 shall be deemed to have occurred upon the date of the giving of such notice.

               6. ENTIRE AGREEMENT. This agreement supersedes any prior agreement or understanding with respect to the subject matter hereof and constitutes the entire agreement of the parties hereto. No amendment or modification hereof shall be valid or binding unless made in writing and signed by the party against whom enforcement thereof is sought.

               7. NOTICES. Any notice required, permitted or desired to be given pursuant to any of the provisions of this agreement shall be deemed to have been sufficiently given or served for all purposes if delivered in person or sent by certified mail, return receipt requested, postage and fees prepaid, or sent by responsible overnight delivery service or transmitted by telephone facsimile to either of the parties at such party's address set forth below, or to such other address as such party may specify from time to time by notice to the other given in accordance with the provisions hereof:



              If to the Company:


              WHG Resorts & Casinos Inc.
              6063 East Isla Verde Avenue
              Carolina, Puerto Rico  00979
              Attention:  President

              If to Executive:

              Barbara M. Norman
              Galaxy Condominium #1204
              3205 Isla Verde Avenue
              Carolina, Puerto Rico 00979








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The date of the giving of any notice sent by mail shall be the date two days after the posting of the mail.

               8. NO ASSIGNMENT. Neither this agreement nor the right to receive any payments hereunder may be assigned by Executive. Neither this agreement nor the right to Executive's services hereunder may be assigned by the Company. This agreement shall be binding upon and shall inure to the benefit of Executive, her heirs, executors and administrators and the Company, its successors and assigns.

               9. NO WAIVER. No course of dealing nor any delay on the part of the Company or Executive in exercising any rights hereunder shall operate as a waiver of any such rights hereunder shall operate as a waiver of any such rights. No waiver of any default or breach of this agreement shall be deemed a continuing waiver or a waiver of any other breach or default.

               10. GOVERNING LAW. This agreement shall be governed, interpreted and construed in accordance with the laws of the State of New York applicable to agreements entered into and to be performed entirely therein.

               IN WITNESS WHEREOF, the parties hereto have caused this agreement to be duly executed on the day and year first above written.



                                             WHG RESORTS & CASINOS INC.



                                             By:   /s/ Louis J. Nicastro
                                                   ---------------------------
                                                   Louis J. Nicastro, Chairman



                                                   /s/ Barbara M. Norman
                                                   ---------------------------
                                                   BARBARA M. NORMAN











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